BYLAWS

                               OF

                    THE MONTANA POWER COMPANY







Adopted on     :    September 22, 1992

As Amended on  :    December 13, 1994


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                    THE MONTANA POWER COMPANY

                      AMENDMENTS TO BYLAWS


Article   Amendment                      Date of Amendment

  11      Establishment of the           December 13, 1994
          number of Directors as
          fourteen (14).
          (See Attachment A hereto.)
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                                             ATTACHMENT A

                  THE MONTANA POWER COMPANY
                 CERTIFICATION OF RESOLUTION
     I, R. M. Ralph, Assistant Secretary of The Montana
Power Company, a corporation, hereby certify that the following is a full, true and correct copy of Resolution duly adopted by the Board of Directors of The Montana Power
Company at a meeting duly called and held December 13, 1994 and that said Resolution is in full force and effect as of the date of this certificate.
          RESOLVED, that effective January 1, 1995, the first sentence of Section 11 of the Bylaws of The
     Montana Power Company is hereby amended to reduce the number of Directors to fourteen (14) as follows:

          SECTION 11.  The affairs of the Corporation shall
     be managed by a Board of fourteen (14) Directors.

     IN WITNESS WHEREOF, I have hereunto set my hand and the Seal of said Corporation this 6th day of January 1995.

                         /s/ R. M. Ralph
                         R. M. Ralph, Assistant Secretary

(SEAL)
MPC\pkma25.by